Exhibit 99.1


From:     Chris Iglar
          September 5, 2001

Wisconsin Court of Appeals overturns punitive damage award
Wisconsin Electric pleased with Court's decision

MILWAUKEE - The Wisconsin Court of Appeals today overturned the
$100 million  punitive damage award against Wisconsin Electric
(WE) in the company's appeal against the City of West Allis, Kearney & Trecker Corp., and Giddings & Lewis, Inc.

The appellate court overturned the trial court's determinations on punitive damages and sanctions against WE, ordered a new trial on the punitive damages question only, and concluded that the sanctions imposed by the trial court were unjustified. WE did not appeal the jury's award of clean-up costs.

"We are very pleased that the Court of Appeals overturned the punitive damages award and granted us a new trial," said Richard
A. Abdoo, Wisconsin Energy Corp. chairman, president and chief executive officer. "We are grateful that the trial judge's sanctions order was reversed and that the Court concluded that the sanctions imposed by the trial court were unjustified."

In July 1999, a jury issued a verdict against WE awarding the plaintiffs, Giddings & Lewis, Inc., Kearney & Trecker Corp., now a part of Giddings & Lewis, and the City of West Allis, $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that WE had deposited cyanide contaminated wood chips in 1959 at two sites in West Allis, Wisconsin, owned by the plaintiffs. Internal investigations lead WE to believe that it was not the source of this waste. Environmental remediation at both sites was completed several years ago, with the current owners paying for disposal of materials found on their respective portions of the sites.

In December 1999, in order to stop the post-judgment accrual of interest at 12 percent during the appeal, WE tendered a contested liability payment of $110 million to the Milwaukee County Clerk of Circuit Court representing the amount of the verdict and accrued interest. Under Wisconsin law, the plaintiffs are liable to WE, upon reversal or reduction of the judgment, for the applicable amount of the funds tendered with interest.

Wisconsin Electric-Wisconsin Gas, the principal utility subsidiary of Wisconsin Energy Corp. (NYSE: WEC), serves more than one million electric customers and more than 960,000 natural gas customers throughout Wisconsin and Michigan's Upper Peninsula. Visit our company's Web site at www.WE-WG.com. Learn about Wisconsin Energy Corp. by visiting www.WisconsinEnergy.com